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                                                                      EXHIBIT 12

STATEMENT RE COMPUTATION OF RATIO OF EARNINGS TO FIXED CHARGES(a)
Sunoco, Inc. and Subsidiaries

(Millions of Dollars)
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                                                                   For the Three
                                                                    Months Ended
                                                                   March 31, 2002
                                                                  ---------------
                                                                     (UNAUDITED)
Fixed Charges:
   Consolidated interest cost and debt expense                          $  26
   Proportionate share of interest cost and debt
     expense of 50 percent owned but not controlled
     affiliated companies                                                   1
   Interest allocable to rental expense(b)                                 11
                                                                        -----
      Total                                                             $  38
                                                                        =====

Earnings:
   Consolidated loss before income tax benefit                          $(163)
   Minority interest in net income of subsidiaries
     having fixed charges                                                   3
   Proportionate share of income tax expense of
     50 percent owned but not controlled affiliated
     companies                                                              1
   Equity in income of less than 50 percent owned
     affiliated companies                                                  (2)
   Dividends received from less than 50 percent
     owned affiliated companies                                             1
   Fixed charges                                                           38
   Interest capitalized                                                    --
   Amortization of previously capitalized interest                         --
                                                                        -----
         Total                                                          $(122)
                                                                        =====
Ratio of Earnings to Fixed Charges                                        N/A (c)
                                                                        =====
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(a)  The consolidated financial statements of Sunoco, Inc. and subsidiaries contain the accounts of all subsidiaries that are controlled (generally more than 50 percent owned). Corporate joint ventures and affiliated companies over which the Company has the ability to exercise significant influence but that are not controlled (generally 20 to 50 percent owned)
     are accounted for by the equity method.

(b) Represents one-third of total operating lease rental expense which is that portion deemed to be interest.

(c)  Earnings are inadequate to cover fixed charges by $160 million.